DEAN FOODS ANNOUNCES THIRD QUARTER 2015 RESULTS
Financial Results Reflect Continued Year-Over-Year Improvement
DALLAS, November 9, 2015 - Dean Foods Company (NYSE: DF) today reported third quarter 2015 results.
Highlights

•	Q3 net income per diluted share was $0.22 and adjusted net income per diluted share was $0.30.

•	Q3 adjusted results reflect the third consecutive quarter of year-over-year improved results behind solid execution and price realization.

•	Dairy category improves and DairyPure®, the first and largest fresh, white milk national brand, supports commercial performance.

•	Repurchased approximately $53 million of Dean Foods common stock, or approximately 3.2 million shares, at an average purchase price of $16.73 per share.

•	Q4 adjusted diluted earnings are expected to be $0.28 to $0.38 per share.
Chief Executive Officer Gregg Tanner said, “I’m very pleased with our third quarter results that demonstrate we are driving the right initiatives and agenda. We view our portfolio of brands, especially with our national brands of DairyPure in fresh white milk and TruMoo in flavored milk, as a competitive advantage that complements our customer set and leverages the national scale of our network and one of the nation’s largest best-in-class refrigerated direct store delivery distribution systems. DairyPure has provided our sales organization with a strong selling story and value proposition to present to our customers while concurrently allowing us to effect the successful go-to-market strategy for our national brands this year. We believe the strong health and wellness credentials in dairy products, and especially in fresh milk, resonate with consumers. All together, we believe this is a great business to be in and one that creates a compelling operating and financial opportunity.”
Third Quarter 2015 Operating Results
Chief Financial Officer Chris Bellairs said, “With volume performance coming in-line with our expectations and a continued focus on price realization, we delivered a third consecutive quarter of year-over-year improvements to gross profit and operating income. During the quarter, we repurchased stock while further reducing our leverage, and year-to-date we’ve delivered almost $300 million of adjusted EBITDA and over $240 million of free cash flow. We remain focused on our initiatives and opportunities to grow our brands, reduce our costs, increase the profitability of this business and create shareholder value.”

Financial Summary *	Three Months Ended September 30		Nine Months Ended September 30
(In millions, except per share amounts)	2015	2014	2015	2014

Gross Profit
GAAP	$492	$417	$1,466	$1,232
Adjusted	$492	$417	$1,465	$1,234

Operating Income (Loss)
GAAP	$50	$(1)	$48	$1
Adjusted	$62	$10	$181	$11

Interest Expense
GAAP	$17	$15	$51	$45
Adjusted	$17	$15	$49	$44

Net Income (Loss)
GAAP	$20	$(16)	$(27)	$(26)
Adjusted	$28	$(3)	$82	$(20)

Diluted Earnings (Loss) Per Share (EPS)
GAAP	$0.22	$(0.17)	$(0.29)	$(0.27)
Adjusted	$0.30	$(0.03)	$0.87	$(0.21)

* Adjustments to GAAP for the impacts of specific transactions and other one-time or non-recurring items are fully described in the attached tables.
The third quarter 2015 average Class I Mover, a measure of raw milk costs, was $16.38 per hundred-weight, a 4% sequential increase from the second quarter of 2015 and a decrease of 30% from the third quarter of 2014. The Company expects the fourth quarter 2015 average Class I Mover to approximate $16.22 which represents about a 1% decline sequentially and a 31% decline year-over-year. Total volume across all products was 658 million gallons for the third quarter of 2015, a 2% decline compared to total volume of 673 million gallons in the third quarter of 2014. For the fourth quarter 2015, as compared to the prior year period, the Company expects total volumes to decline in the low single digits.
Based on the USDA’s recently published category data, fluid milk volumes improved sequentially from a 2.2% decline in the first quarter to a 1.3% decline in the second quarter. Quarter-to-date through August 2015, fluid milk volumes declined approximately 0.9% year-over-year, on an unadjusted basis. On this same basis, Dean Foods’ share of U.S. fluid milk volumes increased 10 basis points sequentially to 35.3% but decreased from 35.9% in the third quarter of 2014.
Tanner added, “The health of the dairy category is probably as good as it’s been in my career at Dean Foods and, among other things, lower-priced milk in terms of both cost and prices at retail is helping support that. Likewise, when you look at our financials, there’s clearly more driving our improved results than just the benefit of cheaper milk. As industry leaders, we are executing both a focused commercial agenda and a robust cost productivity agenda. And going forward, we believe there are significant opportunities to build strong brands, while focusing on our cost structure and growing our business across multiple channels, in order to continue to improve our financial results.”
Cash Flow
Net cash provided by continuing operations for the nine months ended September 30, 2015, totaled $322 million. Free cash flow provided by continuing operations, which is defined as net cash provided by continuing operations less capital expenditures, was $241 million for nine months ended September 30, 2015, a $282 million increase as compared to the prior year period.

Debt
Total debt at September 30, 2015, net of $64 million cash on hand, was approximately $777 million. The Company’s funded net debt to EBITDA ratio, on an all cash netted basis, improved sequentially to 2.09 times at the end of the third quarter of 2015 with strong operating cash flow and increased EBITDA.
Share Repurchases
During the third quarter of 2015, the Company utilized $53 million of cash to repurchase approximately 3.2 million shares of its common stock at an average purchase price of $16.73 per share. After taking into account the repurchases in 2014 and 2015, the Company has approximately $222 million of share repurchase authorization remaining.
Forward Outlook
“Turning to the forward outlook for the fourth quarter, with the continuation of commercial and brand initiatives, diligent cost focus, seasonal demand driving beneficial product mix, and an overall favorable commodity environment which is supportive, we expect to close out this year with strong fourth quarter results,” continued Tanner.
“Including the accretive impact from the share repurchases in the third quarter, we expect fourth quarter adjusted diluted earnings of between $0.28 and $0.38 per share, resulting in full year 2015 adjusted diluted earnings per share of between $1.15 and $1.25.”
“We expect our full year 2015 adjusted EBITDA to be approximately $400 million and our full year capital expenditures to be approximately $150 million.”
Non-GAAP Financial Measures
In addition to the results prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), we have presented certain adjusted financial results and certain other non-GAAP financial measures, including Adjusted EBITDA and Free Cash Flow, each as defined below. These non-GAAP financial measures are from continuing operations and are adjusted to eliminate the net expenses and net gains related to the items identified in the “Reconciliation of GAAP to Non-GAAP Information” tables below. This information is provided to assist investors in making meaningful comparisons of our operating performance between periods and to view our business from the same perspective as our management. Because we cannot predict the timing and amount of expenses or gains associated with certain non-recurring items; asset impairment charges; gains or losses related to discontinued operations and divestitures; facility closing, reorganization and realignment costs; costs associated with the early retirement of long-term debt; gains (losses) on the mark-to-market of our derivative contracts; litigation settlements; incremental non-cash trademark amortization triggered by the launch of a national fresh white milk brand; and certain other charges, our management does not consider these items when evaluating our performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates.
We have defined Adjusted EBITDA as net income (loss), which is the most comparable GAAP financial measure, adjusted for the items above as well as interest, taxes, depreciation and amortization. We believe Adjusted EBITDA is a useful measure for analyzing the performance of our business and is an indicator of our ability to incur and service indebtedness and generate free cash flow. We also believe that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because such measures assist in comparing performance on a consistent basis without regard to capital structure, depreciation or amortization (which can vary significantly) and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness. The reconciliation of net income to Adjusted EBITDA for the three and nine months ended September 30, 2015 and 2014 is included in the tables below.
Additionally, we believe free cash flow provided by continuing operations (“Free Cash Flow”) is a meaningful non-GAAP measure that offers supplemental information and insight regarding the liquidity of our operations and our ability to generate sufficient cash flow above what is required in our business to sustain our operations.
We define Free Cash Flow as net cash provided by continuing operations less cash payments for capital expenditures. A reconciliation of net cash provided by continuing operations, which is the most comparable GAAP financial measure to Free Cash Flow is included in the tables below.
This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP. Additionally, these non-GAAP measures may be different than similar measures used by other companies. We believe that the presentation of these non-GAAP financial measures, when considered together with our GAAP financial measures and the reconciliations to the corresponding GAAP financial measures, provides investors with a more complete understanding of the factors and trends affecting our business than could be obtained absent these disclosures. A full reconciliation of our results and financial measures reported in accordance with GAAP for the three and nine months ended September 30, 2015 and 2014 to the non-GAAP financial measures described above is set forth herein.
Conference Call/Webcast
A webcast to discuss the Company's financial results and outlook will be held at 9:00 a.m. ET today and may be heard live by visiting the "Webcast" section of the Company's website at http://www.deanfoods.com/. A slide presentation will accompany the webcast.
About Dean Foods
Dean Foods® is a leading food and beverage company and the largest processor and direct-to-store distributor of fluid milk and other dairy and dairy case products in the United States. Headquartered in Dallas, Texas, the Dean Foods portfolio includes DairyPure®, the country's first and largest fresh, white milk national brand, and TruMoo®, the leading national flavored milk brand, along with well-known regional dairy brands such as Alta Dena®, Berkeley Farms®, Country Fresh®, Dean’s®, Garelick Farms®, LAND O LAKES®* milk and cultured products*, Lehigh Valley Dairy Farms®, Mayfield®, McArthur®, Meadow Gold®, Oak Farms®, PET®**, T.G. Lee®, Tuscan® and more. In all, Dean Foods has more than 50 local and regional dairy brands and private labels. Dean Foods also makes and distributes ice cream, cultured products, juices, teas, and bottled water. Over 17,000 employees across the country work every day to make Dean Foods the most admired and trusted provider of wholesome, great-tasting dairy products at every occasion. For more information about Dean Foods and its brands, visit www.deanfoods.com.
*The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.
**PET is a trademark of The J.M. Smucker Company and is used by license.
Some of the statements made in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements relating to: (1) projected sales (including specific product lines and the Company as a whole), profit margins, net income, earnings per share, free cash flow and debt covenant compliance, (2) the Company’s regional and national branding initiatives, (3) the Company’s innovation, research and development plans and its ability to successfully launch new products or brands, (4) commodity prices and other inputs and the Company’s ability to forecast or predict commodity prices, milk production and milk exports, (5) the Company’s cost-savings initiatives, including plant closures and route reductions, and its ability to achieve expected savings, (6) planned capital expenditures, (7) the status of the Company’s litigation matters, (8) the Company’s plans related to its capital structure, (9) the Company’s dividend policy and (10) possible repurchases of shares of the Company’s common stock. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in this press release. Financial projections are based on a number of assumptions. Actual results could be materially different than projected if those assumptions are erroneous. The cost and supply of commodities and other raw materials are determined by market forces over which the Company has limited or no control. Sales, operating income, net income, debt covenant compliance, financial performance and adjusted earnings per share can vary based on a variety of economic, governmental and competitive factors, which are identified in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of its products. The declaration and payment of cash dividends under the Company’s dividend policy remains at the sole discretion of the Board of Directors or a committee thereof and will depend upon its financial results, cash requirements, future prospects, restrictions in its credit agreement and debt covenant compliance, applicable law and other factors that may be deemed relevant by the Board or such committee. All forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in our expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based except as required by law.
CONTACT: Corporate Communications, Jamaison Schuler, +1-214-721-7766; or Investor Relations, Scott Vopni, +1-214-303-3438

DEAN FOODS COMPANY
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended September 30,		Three months ended September 30,
	2015	2014	2015		2014
	GAAP		Adjusted*
Net sales	$2,033,693	$2,373,280	$2,033,693		$2,373,280
Cost of sales	1,541,705	1,956,480	1,541,751	(d)	1,955,822	(a) (d)
Gross profit	491,988	416,800	491,942		417,458

Operating costs and expenses:
Selling and distribution	347,493	337,346	344,584	(d)	337,319	(d)
General and administrative	84,916	69,728	84,922	(d)	69,645	(b)
Amortization of intangibles	6,401	714	783	(a)	714
Facility closing and reorganization costs	2,709	2,805	—	(b)	—	(b)
Impairment of long-lived assets	—	7,400	—		—	(a)
Total operating costs and expenses	441,519	417,993	430,289		407,678

Operating income (loss)	50,469	(1,193)	61,653		9,780

Interest expense	17,003	15,233	16,785	(d)	14,807	(d)
Other income, net	(964)	(487)	(964)		(487)

Income (loss) from continuing operations before income taxes	34,430	(15,939)	45,832		(4,540)

Income tax expense (benefit)	14,197	(803)	17,415	(e)	(1,725)	(e)

Income (loss) from continuing operations	20,233	(15,136)	28,417		(2,815)
Loss from discontinued operations, net of tax	—	(836)	—		—	(d)

Net income (loss)	$20,233	$(15,972)	$28,417		$(2,815)

Average common shares:
Basic	93,255	93,797	93,255		93,797
Diluted	93,816	93,797	93,816		93,797

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.22	$(0.16)	$0.30		$(0.03)
Loss from discontinued operations	—	(0.01)	—		—
Net income (loss)	$0.22	$(0.17)	$0.30		$(0.03)

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.22	$(0.16)	$0.30		$(0.03)
Loss from discontinued operations	—	(0.01)	—		—
Net income (loss)	$0.22	$(0.17)	$0.30		$(0.03)
* See notes to Earnings Release Tables

DEAN FOODS COMPANY
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Nine months ended September 30,		Nine months ended September 30,
	2015	2014	2015		2014
	GAAP		Adjusted*
Net sales	$6,099,161	$7,108,189	$6,099,161		$7,108,189
Cost of sales	4,633,223	5,876,126	4,634,410	(d)	5,874,582	(a) (d)
Gross profit	1,465,938	1,232,063	1,464,751		1,233,607

Operating costs and expenses:
Selling and distribution	1,023,769	1,011,657	1,022,066	(d)	1,011,597	(b) (d)
General and administrative	259,635	212,804	259,653	(d)	209,092	(b)
Amortization of intangibles	15,313	2,175	2,273	(a)	2,175
Facility closing and reorganization costs	9,362	4,510	—	(b)	—	(b)
Litigation settlements	—	(2,521)	—		—	(d)
Impairment of long-lived assets	109,910	7,400	—	(a)	—	(a)
Other operating income	—	(4,535)	—		—	(a)
Total operating costs and expenses	1,417,989	1,231,490	1,283,992		1,222,864

Operating income	47,949	573	180,759		10,743

Interest expense	50,505	45,477	49,435	(d)	43,976	(d)
Loss on early retirement of debt	43,609	—	—	(c)	—
Other income, net	(1,704)	(760)	(1,704)		(760)

Income (loss) from continuing operations before income taxes	(44,461)	(44,144)	133,028		(32,473)

Income tax expense (benefit)	(17,562)	(18,253)	50,551	(e)	(12,339)	(e)

Income (loss) from continuing operations	(26,899)	(25,891)	82,477		(20,134)
Loss from discontinued operations, net of tax	—	(836)	—		—	(d)
Gain (loss) on sale of discontinued operations	(89)	1,154	—	(d)	—	(d)
Net income (loss)	$(26,988)	$(25,573)	$82,477		$(20,134)

Average common shares:
Basic	93,951	93,917	93,951		93,917
Diluted	93,951	93,917	94,456	(f)	93,917

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.29)	$(0.28)	$0.88		$(0.21)
Income from discontinued operations	—	0.01	—		—
Net income (loss)	$(0.29)	$(0.27)	$0.88		$(0.21)

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.29)	$(0.28)	$0.87		$(0.21)
Income from discontinued operations	—	0.01	—		—
Net income (loss)	$(0.29)	$(0.27)	$0.87		$(0.21)
* See notes to Earnings Release Tables

DEAN FOODS COMPANY
Computation of Adjusted EBITDA
(Unaudited)
(In thousands)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Net income (loss)	$28,417	$(2,815)	$82,477	$(20,134)
Interest expense	16,785	14,807	49,435	43,976
Income tax expense (benefit)	17,415	(1,725)	50,551	(12,339)
Depreciation and amortization	37,903	39,491	114,782	117,609
Adjusted EBITDA	$100,520	$49,758	$297,245	$129,112

DEAN FOODS COMPANY
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

ASSETS	September 30, 2015	December 31, 2014
Cash and cash equivalents	$63,767	$16,362
Other current assets	1,005,239	1,163,698
Total current assets	1,069,006	1,180,060
Property, plant and equipment, net	1,137,991	1,172,596
Intangibles and other assets, net	289,814	416,980
Total Assets	$2,496,811	$2,769,636

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities, excluding debt	$756,804	$793,753
Total long-term debt, including current portion	840,766	917,179
Other long-term liabilities	363,188	431,386
Total stockholders' equity	536,053	627,318
Total Liabilities and Stockholders' Equity	$2,496,811	$2,769,636

DEAN FOODS COMPANY
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine months ended September 30,
Operating Activities	2015	2014
Net cash provided by operating activities	$322,028	$48,071

Investing Activities
Payments for property, plant and equipment	(80,629)	(89,486)
Proceeds from sale of fixed assets	15,822	18,688
Net cash used in investing activities	(64,807)	(70,798)

Financing Activities
Net proceeds from debt	393,671	79,212
Early retirement of long-term debt	(476,188)	—
Premiums paid on early retirement of debt	(37,309)	—
Payments of financing costs	(16,836)	(3,233)
Common stock repurchase	(53,010)	(25,000)
Cash dividends paid	(19,784)	(19,654)
Issuance of common stock, net of share repurchases for withholding taxes	891	5,296
Other	186	332
Net cash provided by (used in) financing activities	(208,379)	36,953
Effect of exchange rate changes on cash and cash equivalents	(1,437)	(607)
Increase in cash and cash equivalents	47,405	13,619
Cash and cash equivalents, beginning of period	16,362	16,762
Cash and cash equivalents, end of period	$63,767	$30,381

Computation of Free Cash Flow provided by (used in) continuing operations:
Net cash provided by operating activities	$322,028	$48,071
Payments for property, plant and equipment	(80,629)	(89,486)
Free cash flow provided by (used in) continuing operations	$241,399	$(41,415)

DEAN FOODS COMPANY
Reconciliation of GAAP to Adjusted Earnings
(Unaudited)
(In thousands, except per share data)

	Three months ended September 30, 2015
	GAAP	Asset write-downs and (gain) loss on sale of assets (a)	Facility closing, reorganization and realignment costs (b)	Other adjustments (d)	Income tax (e)	Adjusted*
Operating income (loss):
Dean Foods	$58,796	$—	$—	$2,857	$—	$61,653
Facility closing and reorganization costs	(2,709)	—	2,709	—	—	—
Amortization of intangibles	(5,618)	5,618	—	—	—	—
Total operating income	50,469	5,618	2,709	2,857	—	61,653

Interest expense	17,003	—	—	(218)	—	16,785
Other income, net	(964)	—	—	—	—	(964)
Income tax expense	14,197	—	—	—	3,218	17,415
Income from continuing operations	20,233	5,618	2,709	3,075	(3,218)	28,417

Net income	$20,233	$5,618	$2,709	$3,075	$(3,218)	$28,417

Diluted earnings per share	$0.22	$0.06	$0.03	$0.03	$(0.04)	$0.30

	Three months ended September 30, 2014
	GAAP	Asset write-downs and (gain) loss on sale of assets (a)	Facility closing, reorganization and realignment costs (b)	Other adjustments (d)	Income tax (e)	Adjusted*
Operating income (loss):
Dean Foods	$9,012	$213	$83	$472	$—	$9,780
Facility closing and reorganization costs	(2,805)	—	2,805	—	—	—
Impairment of long-lived assets	(7,400)	7,400	—	—	—	—
Total operating income (loss)	(1,193)	7,613	2,888	472	—	9,780

Interest expense	15,233	—	—	(426)	—	14,807
Other income, net	(487)	—	—	—	—	(487)
Income tax expense (benefit)	(803)	—	—	—	(922)	(1,725)
Income (loss) from continuing operations	(15,136)	7,613	2,888	898	922	(2,815)

Loss from discontinued operations, net of tax	(836)	—	—	836	—	—
Net loss	$(15,972)	$7,613	$2,888	$1,734	$922	$(2,815)

Diluted loss per share	$(0.17)	$0.08	$0.03	$0.02	$0.01	$(0.03)
* See notes to Earnings Release Tables

DEAN FOODS COMPANY
Reconciliation of GAAP to Adjusted Earnings
(Unaudited)
(In thousands, except per share data)

	Nine months ended September 30, 2015
	GAAP	Asset write-downs and (gain) loss on sale of assets (a)	Facility closing, reorganization and realignment costs (b)	Loss on early retirement of debt (c)	Other adjustments (d)	Income tax (e)	Adjusted*
Operating income (loss):
Dean Foods	$180,261	$—	$—	$—	$498	$—	$180,759
Facility closing and reorganization costs	(9,362)	—	9,362	—	—	—	—
Impairment of long-lived assets	(109,910)	109,910	—	—	—	—	—
Amortization of intangibles	(13,040)	13,040	—	—	—	—	—
Total operating income	47,949	122,950	9,362	—	498	—	180,759

Interest expense	50,505	—	—	—	(1,070)	—	49,435
Loss on early retirement of debt	43,609	—	—	(43,609)	—	—	—
Other income, net	(1,704)	—	—	—	—	—	(1,704)
Income tax expense (benefit)	(17,562)	—	—	—	—	68,113	50,551
Income (loss) from continuing operations	(26,899)	122,950	9,362	43,609	1,568	(68,113)	82,477

Loss from discontinued operations, net of tax	(89)	—	—	—	89	—	—
Net income (loss)	$(26,988)	$122,950	$9,362	$43,609	$1,657	$(68,113)	$82,477

Diluted earnings (loss) per share (f)	$(0.29)	$1.31	$0.10	$0.46	$0.02	$(0.73)	$0.87

	Nine months ended September 30, 2014
	GAAP	Asset write-downs and (gain) loss on sale of assets (a)	Facility closing, reorganization and realignment costs (b)	Loss on early retirement of debt (c)	Other adjustments (d)	Income tax (e)	Adjusted*
Operating income (loss):
Dean Foods	$5,427	$1,491	$3,822	$—	$3	$—	$10,743
Facility closing and reorganization costs	(4,510)	—	4,510	—	—	—	—
Litigation settlements	2,521	—	—	—	(2,521)	—	—
Impairment of long-lived assets	(7,400)	7,400	—	—	—	—	—
Other operating income	4,535	(4,535)	—	—	—	—	—
Total operating income	573	4,356	8,332	—	(2,518)	—	10,743

Interest expense	45,477	—	—	—	(1,501)	—	43,976
Other income, net	(760)	—	—	—	—	—	(760)
Income tax expense (benefit)	(18,253)	—	—	—	—	5,914	(12,339)
Income (loss) from continuing operations	(25,891)	4,356	8,332	—	(1,017)	(5,914)	(20,134)

Income from discontinued operations, net of tax	318	—	—	—	(318)	—	—
Net loss	$(25,573)	$4,356	$8,332	$—	$(1,335)	$(5,914)	$(20,134)

Diluted loss per share	$(0.27)	$0.04	$0.09	$—	$(0.01)	$(0.06)	$(0.21)
* See notes to Earnings Release Tables

For the three and nine months ended September 30, 2015 and 2014, the adjusted results and certain other non-GAAP financial measures differ from the Company's results under GAAP due to the exclusion of net gains or net losses associated with certain non-recurring items, including facility closing, reorganization and realignment costs; costs associated with the early retirement of long-term debt; (gains) losses on the mark-to-market of our derivative contracts; litigation settlements, and discontinued operations, as well as certain asset impairment and amortization charges. These adjustments are made to facilitate meaningful comparisons of our operating performance between periods as the Company cannot predict the timing and amount of charges associated with such items.

(a)	The adjustment reflects the elimination of the following:

i.
In conjunction with our decision to launch DairyPure in the first quarter of 2015, we changed certain of our indefinite-lived assets to finite-lives resulting in a triggering event for impairment testing purposes. As a result, we recorded a non-cash charge of $109.9 million ($68.7 million net of tax) related to the impairment of certain intangible assets during the first quarter of 2015. In addition, we recorded amortization expense on these finite-lived trademarks of $5.6 million and $13.0 million for the three and nine months ended September 30, 2015;

ii.
Asset impairment charges on certain fixed assets and indefinite lived intangible assets. We evaluate our long-lived assets for impairment when circumstances indicate that their carrying value may not be recoverable. Indicators of impairment could include, among other factors, significant changes in the business environment or the planned closure of a facility;

iii.
Accelerated depreciation related to machinery and equipment at certain of our production facilities as a result of revisions made to the estimated remaining useful lives due to our evaluation of the impact that we expect changes in our business to have on estimated future cash flows at those production facilities; and

iv.	Other operating income related to the final disposal of assets associated with the closure of one of our production facilities.

(b)
The adjustment reflects the elimination of severance charges and non-cash asset impairments related to approved facility closings and restructuring plans, as well as other organizational realignment activities.

(c)
During the first quarter of 2015, we retired the remaining outstanding principal amount of $476.2 million of our 2016 senior notes. As a result, we recorded a $38.3 million pre-tax loss on the early extinguishment of debt in the first quarter of 2015, which consisted of debt redemption premiums of $37.3 million, a write-off of unamortized debt issue costs of $0.8 million and a write-off of the remaining bond discount and interest rate swaps of $0.2 million. In addition, in conjunction with the execution of a new credit agreement and the amendment our receivables-backed facility in the first quarter of 2015, we wrote off unamortized debt issue costs related to the prior facilities of $5.3 million. The adjustment reflects the elimination of these losses.

(d)	The adjustment reflects the elimination of the following:

i.
The (gain) loss on the mark-to-market of our commodity derivative contracts. Effective January 1, 2014, we de-designated all open commodity derivative positions that were previously designated as hedges. As of the de-designation date, all commodities contracts are now marked to market in our statement of operations during each reporting period and a derivative asset or liability is recorded on our balance sheet;

ii.
Interest accretion in connection with our previously disclosed dairy farmer class action lawsuit filed in the United States District Court for the Eastern District of Tennessee. The Court granted final approval of the settlement agreement on June 15, 2012;

iii.	A reduction in a litigation settlement liability due to plaintiff class “opt-outs” of $2.5 million during the nine months ended September 30, 2014; and

iv.	A taxing authority settlement of certain contingent obligations that we retained in connection with prior discontinued operations.

(e)
The adjustment reflects the income tax impact of adjustments (a) through (d) and to reflect our adjusted tax rate at 38%, which we believe represents our normalized long-term effective tax rate as a U.S. domiciled business.

(f)	The adjustment reflects an add-back of the dilutive shares, which were anti-dilutive for GAAP purposes.